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                                                                    Exhibit 10.7

                                                  June 23, 1998

LSP Energy Limited Partnership
655 Craig Road; Suite #336 -
St. Louis, Missouri 63141

Attention: Mr. Paul Thessen

                                             Re: Facilities Agreement
                                                 Install Hot Taps, EGM & Inspect
                                                 Tennessee's M.P. 63-3+6.8 and
                                                             M.P. 63-4+6.8
                                                 TGP Contract: TGPLPMRRM3475
                                                 Facility No.: 1214

Gentlemen:

This Facilities Agreement ("Agreement") constitutes the agreement between TENNESSEE GAS PIPELINE COMPANY ("Tennessee") and LSP Energy Limited Partnership ("LSP") concerning the establishment of Tap Facilities and Connecting Facilities for a new point of delivery at a proposed point of interconnection on Tennessee's system at or near Tennessee's M.P. 63-3+6.8 and M.P. 63-4+6.8 in Panola County, Mississippi, which shall occur in three phases: the "Preconstruction Phase" which shall consist of certain preliminary activities including preliminary design, detail design, engineering, environmental studies, cost estimating and preparation and submittal of regulatory filings required to obtain all necessary certificates, approvals and permits; the "Material Acquisition Phase" which shall consist of the acquisition of materials, including certain long lead-time materials; and the "Construction Phase" which shall consist of the construction, installation and testing of facilities as well as post-construction compliance monitoring. All three phases shall be referred to collectively herein as the "Project." Tennessee and LSP are each a "Party" and together are the "Parties" to this Agreement. Exhibit "A", graphically representing the responsibilities under this Agreement, is attached hereto and incorporated herein for all purposes. In consideration of the mutual covenants, promises and agreements herein contained, Tennessee and LSP agree as follows:

                           SECTION I - TAP FACILITIES

1-1   Tap Facilities. The "Tap Facilities" shall consist of the following: two
      (2) 12" hot tap assemblies designed for a maximum volume of 216,000 Mcf/day assuming a gas pressure of 550 psig and a gas flow velocity not to exceed 100 feet per second, electronic gas measurement and communications equipment ("EGM"), gas chromatograph equipment, EGM/chromatograph building, valving and appurtenant facilities.

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LSP Energy Limited Partnership
July 23, 1998
Page 2

1.2 Tennessee's Rights and Obligations.

      (a) Tennessee or its designee shall design, install, construct, inspect and test the Tap Facilities, in accordance with "Tennessee's Specifications" which shall include, but not be limited to, those specifications stated in Tennessee's Meter Station Design Specifications and Measurement Practices and Design Specifications for Dry Land Minor Facilities (Less Than 12" Piping) to be Built by Others, as may be revised from time to time, in accordance with sound and prudent natural gas industry practice, and in accordance with all laws, rules, regulations, orders and directives of any applicable authority having jurisdiction. Tennessee shall be responsible for applying for and obtaining any applicable regulatory or environmental approvals required for construction, operation and maintenance of the Tap Facilities.

      (b) Tennessee shall own the Tap Facilities at all times, and the Tap Facilities shall be subject to Tennessee's sole discretion as to the standards and requirements of engineering, safety and method of use.

      (c) Tennessee agrees to make reasonable effort to complete and place in-service the Tap Facilities by October 1, 1999, provided that LSP has complied with and made payment to Tennessee pursuant to Section 3.1(c) herein by March 1, 1999, or by such other completion date mutually agreeable to the parties, provided however that such date may be extended pursuant to Section 6.17 hereunder.

1.3   LSP's Rights and Obligations.

      (a) LSP shall reimburse Tennessee for the costs incurred by Tennessee associated with the Tap Facilities in accordance with the provisions of
      Section 3 hereunder.

      (b) LSP shall provide support for any regulatory authorization or permitting requirements necessary for the Tap Facilities at any duly authorized federal, state or government agency having jurisdiction including, but not limited to, support for all exhibits required by an application for FERC authorization.

      (c) LSP shall maintain responsibility for the acquisition of all necessary rights-of-way and permits for the site upon which any portion of the Tap Facilities located outside of Tennessee's right-of-way will be located. Unless mutually agreed otherwise, such site shall be adjacent to Tennessee's right-of-way, and LSP shall perform the necessary site preparations, site maintenance and improvements, including installation of site fencing and, if Tennessee deems it to be necessary, both electrical and telephone service. LSP shall provide, if not already existing, and shall maintain an all-weather road to access the Tap Facilities site for performance of the obligations hereunder. Tennessee shall have free and unrestricted use of such all-weather road at all times to access the Tap Facilities. Provisions for the necessary property-related document(s) shall be coordinated with Mr. Randy Keyes, Senior Property Rights Specialist, at (318) 396-1459, Ext.-2035.

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LSP Energy Limited Partnership
June 23, 1998
Page 3

1.4. Operation and Maintenance. Tennessee or its designee shall, at its own cost and expense, operate, repair, replace and maintain the Tap Facilities, in accordance with Tennessee's Specifications, in accordance with Article X of the General Terms and Conditions of Tennessee's FERC Gas Tariff, in accordance with sound and prudent natural gas industry practice, and in accordance with all laws, rules, regulations, orders and directives of any applicable authority having jurisdiction. Exhibit "B", specifying Tennessee's and LSP's separate responsibilities under Tennessee's Operation and Maintenance Policy, is attached hereto and incorporated herein for all purposes.

1.5. EGM. Measurement will be in accordance with Article IV of the General Terms and Conditions of Tennessee's FERC Gas Tariff. LSP shall change measurement charts, furnished by Tennessee, if utilized temporarily prior to implementation of the EGM, and shall mail such charts to Tennessee for first integration. Tennessee shall maintain responsibility for the volumetric determination and thermal (Btu) analysis. The Parties hereby agree to utilize Tennessee's EGM for volumetric determination and custody transfer purposes, and Tennessee shall grant access to the electronic signal to LSP; provided however, Tennessee shall not be liable or responsible to LSP in any action or claim for consequential, direct or special damages, loss of use, loss of profits or loss of product as a result of LSP's use of such electric signal output data made available to LSP.

1.6 Title. Title to the Tap Facilities shall be in Tennessee's name, and shall be owned by Tennessee.

1.7 Gas Quality. The applicable gas quality standards shall be in accordance with Article 11 of the General Terms and Conditions of Tennessee's FERC Gas Tariff.

                       SECTION 2 - CONNECTING FACILITIES

2.1 Connecting Facilities. The "Connecting Facilities" shall consist of the following: measurement facilities, and interconnecting pipeline and appurtenant facilities.

2.2   Tennessee's Rights and Obligations.

      (a) Tennessee has the right, but not the obligation, to inspect the Connecting Facilities at all reasonable times to assure compliance with Tennessee's Specifications.

      (b) Tennessee or its designee, has the right of access to the Connecting Facilities installed by LSP at all reasonable times to install Tap Facilities , and to inspect, test and witness LSP's testing of the Connecting Facilities to ensure that such facilities are, as applicable, constructed, installed, operated, maintained, inspected and tested in accordance with Tennessee's Specifications.

      (c) In the event that LSP desires Tennessee to install any Connecting Facilities to effectuate compliance hereunder, upon written notification to and acceptance by Tennessee, such Connecting Facilities shall be installed subject to all terms and conditions of this Agreement, as applicable.

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LSP Energy Limited Partnership
June 23, 1998
Page 4

      (d) Upon the request of LSP Tennessee will advise, and provide input and recommendations to LSP regarding the design of the Connecting Facilities to facilitate compliance with Tennessee's Specifications and operational flexibility of LSP's downstream facilities; provided, however, Tennessee makes no representation or warranty as to the outcome of such participation in the design of the Connecting Facilities, nor does Tennessee's participation relieve LSP of its obligation to comply with the provisions of this Agreement.

2.3   LSP's Rights and Obligations.

      (a) LSP shall design, install, construct and test the Connecting Facilities in accordance with Tennessee's Specifications in accordance with sound and prudent natural gas industry practice, and in accordance with all laws, rules, regulations, orders and directives of any applicable authority having jurisdiction.

      (b) Prior to the start of construction of the Connecting Facilities, LSP or its designee shall submit to Tennessee for approval such drawings and documentation as required by Tennessee to verify compliance with Tennessee's Specifications, and LSP shall provide to Tennessee copies of any required permits.

      (c) In the event any Connecting Facilities installed by LSP are determined not to be in accordance with Tennessee's Specifications, all necessary changes and modifications shall be undertaken by LSP at no expense to Tennessee prior to gas flow.

      (d) LSP shall reimburse Tennessee for the costs incurred by Tennessee associated with the inspection of the Connecting Facilities, and any expenses incurred by Tennessee pursuant to Section 2.2(c), as applicable, in accordance with the provisions of Section 3 hereunder.

      (e) In the event Tennessee installs any Connecting Facilities pursuant to
      Section 2.2(c), LSP shall provide support for any regulatory authorization or permitting requirements necessary for such Connecting Facilities at any duly authorized federal, state or government agency having jurisdiction including, but not limited to, support for all exhibits required by an application for FERC authorization.

      (f) LSP shall maintain responsibility for the acquisition of all necessary rights-of-way and permits for the Connecting Facilities and for the site upon which the Connecting Facilities will be located. Unless mutually agreed otherwise such site shall be adjacent to Tennessee's right-of-way, and LSP shall perform the necessary site preparations, site maintenance and improvements, including installation of site fencing, and if Tennessee deems it to be necessary, both electrical and telephone service. LSP shall provide, if not already existing, and shall maintain an all-weather road to access the Connecting Facilities for performance of the obligations hereunder. Tennessee shall have free and unrestricted use of such all-weather road at all times to access the Connecting Facilities. Provisions for the necessary property-related document(s) shall be coordinated with Mr. Randy Keyes, Senior Property Rights Specialist, at
      (318) 396-1459, Ext.-2035.

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LSP Energy Limited Partnership
June 23, 1998
Page 5

      (g) LSP shall be responsible for providing pressure regulation and over-pressure protection for LSP's facilities down stream of the Connecting Facilities.

      (h) At LSP's sole cost, expense and liability, LSP shall maintain responsibility for the injection of all odorant, if any, at levels required by all regulatory authorities.

2.4 Operation and Maintenance. LSP or its designee shall operate, repair, replace and maintain the interconnecting pipeline and appurtenant facilities, and shall repair, replace and maintain the measurement facilities in accordance with Tennessee's Specifications, in accordance with sound and prudent natural gas industry practice, and in accordance with all laws, rules, regulations, orders and directives of any applicable authority having jurisdiction. Tennessee or its designee shall operate the measurement facilities in accordance with Tennessee's Specifications, in accordance with Article X of the General Terms and Conditions of Tennessee's FERC Gas Tariff, in accordance with sound and prudent natural gas industry practice, and in accordance with all laws, rules, regulations, orders and directives of any applicable authority having jurisdiction. Exhibit "B," specifying Tennessee's and LSP's separate responsibilities under Tennessee's Operation and Maintenance Policy, is attached hereto and incorporated herein for all purposes.

2.5 Title. Title to the Connecting Facilities shall be in LSP's name, and shall be owned by LSP.

                            SECTION 3 - PAYMENT TERMS

3.1 Payment. LSP shall pay Tennessee for all costs incurred by Tennessee for the Project as described herein, including, but not limited to, all costs and expenses associated with the following: the design, installation, construction, inspection and testing of the Tap Facilities, the inspection of the Connecting Facilities, and any expenses incurred by Tennessee pursuant to Section 2.2(c) as applicable, including any overhead charges, gas losses and liability as provided in Section 4.2, subject to Sections 1.3(a) and 2.3(d). The incurrence of costs by Tennessee for the Project shall be in a manner that is consistent with the standards adopted by Tennessee in undertaking the construction of its own facilities of a similar nature. It is estimated that the total costs to be paid to Tennessee by LSP shall be Two Hundred Thirty-One Thousand Dollars ($231,000.00), but such estimate shall not be construed as limiting payment by LSP. LSP shall pay Tennessee in accordance with the following:

      (a) Tennessee estimates that the total costs Tennessee will incur to complete the Preconstruction Phase, inclusive of overhead charges, shall be Nineteen Thousand Five Hundred Seventeen Dollars ($19,517.00), but such estimate shall not be construed as limiting payment by LSP. Within two (2) working days after Tennessee's execution of this Agreement, Tennessee shall invoice LSP and prior to the commencement of the Preconstruction Phase, LSP shall pay Tennessee this estimated amount.

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LSP Energy Limited Partnership
June 23, 1998
Page 6

      (b) Tennessee estimates that the total costs Tennessee will incur to complete the Material Acquisition Phase, inclusive of overhead charges, shall be One Hundred Thirty Thousand, Six Hundred Forty Dollars ($130,640.00), but such estimate shall not be construed as limiting payment by LSP. Unless mutually agreed otherwise, Tennessee shall be under no obligation to commence the Material Acquisition Phase until LSP has notified Tennessee to proceed with the Material Acquisition Phase, the Preconstruction Phase has been completed and LSP has paid Tennessee this estimated amount. Tennessee shall not invoice LSP for this estimated amount until LSP has notified Tennessee to proceed with the Material Acquisition Phase.

      (c) Tennessee estimates that the total costs Tennessee will incur to complete the Construction Phase, inclusive of overhead charges, shall be Eighty Thousand, Eight Hundred Fourty-three Dollars ($80,843.00), but such estimate shall not be construed as limiting payment by LSP. Unless mutually agreed otherwise, Tennessee shall be under no obligation to commence the Construction Phase until LSP has notified Tennessee to proceed with the Construction Phase, the Material Acquisition Phase has been completed and LSP has paid Tennessee this estimated amount. Tennessee shall not invoice LSP for this estimated amount until LSP has notified Tennessee to proceed with the Construction Phase.

      (d) If during any phase of the Project Tennessee anticipates that the total cost of the Project will exceed the total estimated cost, as shown in Section 3.1, by twenty percent (20%) or more, Tennessee shall notify LSP in writing and include documentation to support such increase. Unless LSP notifies Tennessee within three (3) working days to discontinue work hereunder, Tennessee shall continue with the work. If LSP elects to discontinue further construction work and so advises Tennessee, LSP shall reimburse Tennessee for all costs incurred up to the time of such notice and for all costs, including demobilization, necessary to cease such work.

3.2 Reconciliation. As soon as practical after completion of the project as described herein, Tennessee shall render an invoice or a credit, as the case may be, for any variance between the prepayment and the total project cost, including overheads. Within thirty (30) days after completion of this project as described herein, Tennessee agrees to provide LSP documentation setting forth in reasonable detail the expenditures and costs incurred with respect to the Tap Facilities and Connecting Facilities as applicable.

3.3 Remittance. LSP shall make payment to Tennessee at Houston, Texas within thirty (30) days from the date such invoice(s) is rendered. Should LSP fall to make timely payment of such invoice, Tennessee shall be entitled to collect the amount of such invoice, together with interest, at a rate equal to the lesser of one percent (1%) above the prime rate from time to time charged by Chase Manhattan N.A., or the maximum applicable non-usurious rate of interest. Such interest shall accrue on unpaid amounts, including on unpaid interest, compounded daily, beginning on the payment due date of Tennessee's invoice to LSP, and shall terminate when such invoice is paid.

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LSP Energy Limited Partnership
June 23, 1998
Page 7

3.4 Early Termination. In the event LSP elects to discontinue the project described herein prior to completion of said project, LSP shall reimburse Tennessee for all costs incurred by it in accordance with the terms of this Agreement prior to such discontinuance.

3.5 Right to Audit. Each Party shall have the right, upon thirty (30) day advance written notice, to examine, at any reasonable time during business hours, the books and records of the other Party to the extent necessary to verify the accuracy of any statement or computation made under or pursuant to provisions hereunder. Any such audits may be initiated at any time hereunder, but must be initiated not later than twelve (12) months after the date of Requesting Party's receipt from Tennessee of written notice that the project described herein has been completed. Should either Party fail to initiate an audit within such 12-month period, the books and records of account as prepared shall be presumed to be correct. In the event an audit reveals discrepancies, errors, or that costs were not incurred in accordance with the terms of this Agreement , the cost of the Project shall be adjusted in accordance with the results of the audit and a reconciliation shall be made in accordance with Section 3.2 hereof. All costs incurred to conduct the audit shall be borne by the Party requesting the audit.

                            SECTION 4 - INDEMNITIES

4.1 Tennessee's Indemnity. Notwithstanding any other provision in this Agreement, Tennessee agrees to protect, defend, indemnify and hold LSP, its directors, officers, employees, attorneys-in-fact, agents, and affiliated companies, free and harmless from and against any and all losses, claims, liens, demands, and causes of action of every kind and character, including, but not limited to, the amounts of judgments, penalties, interest, court costs, investigation expenses and costs and legal fees incurred by LSP, its directors, officers, employees, attorneys-in-fact, agents and affiliated companies, in defense of same arising in favor of any governmental agencies, third parties, contractors or subcontractors, on account of taxes, claims, liens, debts, personal injuries, death or damages to property, and all other claims or demands of every character occurring or in anywise incident to, in connection with, or arising out of Tennessee's or its contractors or subcontractors negligence, gross negligence or willful misconduct solely related to activities performed under this Agreement. This indemnity provision may be limited as necessary by applicable law.

4.2 LSP's Indemnity. Notwithstanding any other provision in this Agreement, LSP agrees to protect, defend, indemnify and hold Tennessee, its directors, officers, employees, attorneys-in-fact, agents, and affiliated companies, free and harmless from and against any and all losses, claims, liens, demands, and causes of action of every kind and character, including, but not limited to, the amounts of judgments, penalties, interest, court costs, investigation expenses and costs and legal fees incurred by Tennessee, its directors, officers, employees, attorneys-in-fact, agents and affiliated companies, in defense of same arising in favor of any governmental agencies, third parties, contractors or subcontractors, on account of taxes, claims, liens, debts, personal injuries, death or damages to property, and all other claims or demands of every character occurring or in anywise incident to, in connection with, or arising out of LSP's or its contractors or subcontractor's negligence, gross negligence or willful misconduct solely related to activities performed under this Agreement. This indemnity provision may be limited as necessary by applicable law.

4.3 Limitation on Liability Notwithstanding any other provision in this Agreement, in no event shall either Party be liable to the other Party for consequential, incidental or punitive

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LSP Energy Limited Partnership
July 23, 1998
Page 8

      losses, damages or expenses (including lost profits or savings) even if advised of their possible existences, except to the extent caused by gross negligence or willful misconduct.

                        SECTION 5 - TERM AND TERMINATION

5.1 Term and Termination. This Agreement shall be effective as of April 15, 1998 and shall remain in full force and effect thereafter until the final removal and/or FERC approved abandonment of any Tap Facilities or Tap Facilities and Connecting Facilities constructed hereunder is complete, unless sooner terminated by either Party, as follows:

      (a) In the event LSP desires to disconnect the Connecting Facilities from Tennessee, LSP shall tender sixty (60) days advance written notice to Tennessee of such intent, and upon such disconnection of the Connecting Facilities, this Agreement shall terminate; or,

      (b) Tennessee shall have the right to terminate this Agreement upon sixty(60) days advance written notice to LSP (i) in the event LSP has failed to make timely payment of the estimated amount in accordance with the payment provisions hereunder, and LSP fails to cure any such breach during the sixty(60) day period following its receipt of notice from Tennessee, or (ii) LSP has not authorized Tennessee by March 1, 1999 to proceed in accordance with Section 3.1(c) and LSP fails to authorize Tennessee to proceed during the sixty(60) day period following its receipt of notice from Tennessee. Otherwise, Tennessee shall have the right to terminate this Agreement upon sixty (60) days advance written notice to LSP if gas has not flowed through the Connecting Facilities for the previous period of twelve (12) consecutive months, or if LSP or its designee has caused the Connecting Facilities to be disconnected or removed.

5.2 Survival. The indemnification provisions and payment obligations hereof shall survive any termination relative to all losses, deaths, injuries, claims, billings, liens, demands and causes of action of every kind and character, discovered or undiscovered, arising out of, in connection with, or as an incident to this Agreement.

                           SECTION 6 - MISCELLANEOUS

6.1 Liens. Each Party agrees to notify the other Party immediately of the filing of all such claims and any liens including, without limitation, laborers', materialmen's and mechanics' liens upon property of the other, and upon which the work is located, arising out of the services, labor and material furnished by either Party or its contractors or subcontractors under this Agreement. Either Party may, upon receipt of notice of the filing of any such liens, at its option, require a bond in an amount and with such sureties as may be approved by such Party, conditioned to indemnify and save harmless such Party from all such liens upon or against its property. In the event such Party fails or refuses to furnish such bond when so required, the other Party shall have the right to pay any sums necessary to obtain the release of such liens and bill the costs to the Party failing to keep the others property free of claims.

6.2 Drug and Alcohol Testing. Tennessee and LSP shall be in compliance with the terms of the United States Department of Transportation Federal Pipeline Safety Drug and Alcohol Testing regulations, as applicable.

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LSP Energy Limited Partnership
June 23, 1998
Page 9

6.3 Reliance. All factual recitals, covenants, agreements, representations and warranties made herein shall be deemed to have been relied on by the Parties in entering into this Agreement.

6.4 Dispute Resolution. If a disagreement under this Agreement arises between the Parties, prior to sending a formal demand letter from counsel or filing a lawsuit, LSP and Tennessee will seek in good faith to resolve the dispute by agreement. Agreement will not be considered unachievable until the matter has been turned over to an executive officer of LSP and Tennessee respectively and they are unable to resolve the matter. Unreasonable delay on the part of an officer to attend to a dispute will indicate that agreement is unachievable. Agreement between LSP and Tennessee in a dispute may include disposition of the matter, agreement to submit the dispute to arbitration or agreement upon a conciliatory method.

6.5 Legal Fees. If any legal action is brought by either of the Parties hereto, it is expressly agreed that the Party in whose favor final judgment shall be entered shall be entitled to recover from the other Party reasonable attorney's fees in addition to any other relief which may be awarded.

6.6 Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF TENNESSEE AND LSP SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF TEXAS.

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LSP Energy Limited Partnership
June 23, 1998
Page 10

6.7 Notices. Any statements, payments or other communications provided for in this Agreement shall be in writing and shall be given by personal delivery or shall be deposited with the United States Postal Service, postage prepaid, and addressed as follows:

      (a)   All notices to be sent to Tennessee shall be addressed to:

            Tennessee Gas Pipeline Company

            P.O. Box 2511
            Houston, Texas 77252
            Attention: Manager, Property Rights Services
                    Phone: (800) 781-4152
                    FAX: (713) 420-2155

            For Invoice Matters:
            Attention: Property Accounting Department (713) 420-7006

                          Re: Reimbursement Agreement No.: TGPLPMRRM3475
                              Facility Request No.: 1214

            For Engineering Matters:
            Attention: Mr. James Odom
                        (713) 420-3006

            For Measurement Matters (Operations, Equipment, Maintenance, etc.):
            Attention: Operating Network
                       (800) 231-2800

      (b)   All notices to be sent to LSP shall be addressed to:

            L.S. Power 655                     LSP's 24-hr Contact & Phone:
            Craig Road; Suite #336
            St. Louis, Missouri 63141
            Attention: Mr. Paul Thessen
                       (314) 993-2700
                  FAX: (314) 993-2790

      Either Party may change its address for notice by giving notice. LSP shall provide to Tennessee LSP's 24-hour contact and phone number prior to initial gas flow.

6.8   Governmental Laws and Regulations.

      (a) This Agreement, and all the terms and conditions contained herein, are subject to Tennessee's FERC Gas Tariff and to all valid and applicable laws, orders, directives, rules and regulations of duly constituted authorities having jurisdiction, as amended from time to time. This Agreement is conditioned upon the receipt and acceptance of all regulatory authorizations necessary to the rendering of this service by Tennessee on terms acceptable to Tennessee in its sole discretion. No construction or installation shall be commenced hereunder prior to the receipt and acceptance of such regulatory authorizations.

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LSP Energy Limited Partnership
June 23, 1998
Page 11

      (b) Tennessee shall not use the costs incurred and reimbursed hereunder for the construction of the Tap Facilities and Connecting Facilities as either revenues or costs in establishing its general system rates.

      (c) Nothing herein shall require Tennessee to file an application for a certificate of public convenience and necessity under Section 7(c) of the Natural Gas Act.

6.9   Successors and Assigns.

      (a) The rights and obligations contained in this Agreement shall not be assigned by either Party without the express written consent of the non-assigning Party being first obtained, except that either Party may assign to any of its subsidiary or affiliated companies the performance or exercise of its obligations or rights hereunder, and, to the extent its obligations are so performed by its affiliate such performance shall be applied to its obligation but no such designation or assignment shall relieve Tennessee or LSP of any obligations hereunder except to the extent the same are fully performed by such designee or assignee, and LSP may assign this Agreement to its lenders in connection with its financing without first obtaining that consent; provided further that LSP may assign the rights but not the obligations under this agreement to a public or governmental entity without first obtaining that consent.

      (b) This Agreement shall bind and inure to the benefit of any successors or assigns to the original Parties to this Agreement, but such assignment shall not relieve either Party of any obligations incurred prior to such assignment, nor shall any assignment be effective as to the non-assigning Party until the aforementioned written consent is granted and a copy of the recorded instrument of assignment together with written notice of transfer is delivered to the non-assigning Party.

      (c) The assigning Party must provide written notification to the non-assigning Party of such assignment of this Agreement, complete with signatures of both the assignor and the assignee. The recognition date of any assignment for the purposes of this Agreement shall be the first day of the month following the latter of: i) the date written notification of assignment is delivered to the other Party; or, ii) the date written consent is granted if required.

6.10 Severabilily. If any of the terms and conditions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over this subject matter, that contravention or invalidity shall not invalidate this entire Agreement. Instead, this Agreement shall be construed as reformed as to the extent necessary to render valid the particular provision or provisions held to be invalid, consistent with the original intent of that provision and the rights and obligations of the Parties shall be construed and enforced accordingly, and this Agreement shall remain in full force and effect as reformed.

6.11 Entire Agreement. This Agreement, including any exhibits and any written amendments expressly made a part of this Agreement, states the entire understanding between the Parties concerning the subject matter of this Agreement, and supersedes all prior oral and written communications. No amendment to this Agreement shall be effective unless it is in writing and signed by an authorized employee of each of the Parties hereto.

6.12 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all the Parties had signed the same document. All

LSP Energy Limited Partnership
June 23, 1998
Page 12

      counterparts shall be construed together and shall constitute one and the same instrument when executed by an authorized employee of each of the Parties hereto.

6.13 Incorporation of Exhibits. Any Exhibit or Appendix attached to this Agreement is incorporated into this Agreement as fully as if stated within the body of this Agreement. In the event of a conflict between this Agreement and any Exhibits or Appendices attached hereto, the terms of the Agreement shall override.

6.14 Captions. The titles and captions to each of the various Sections in this Agreement are inserted only for convenience and for reference and shall not affect the construction or interpretation of this Agreement.

6.15 Drafting Party. This Agreement expresses the mutual intent of the Parties to this Agreement. Accordingly, the rule of construction against the drafting Party shall have no application to this Agreement.

6.16 Waiver of Rights. The respective rights and remedies of each Party to this Agreement are cumulative, and no exercise or enforcement by either Party or remedy hereunder shall preclude the exercise or enforcement by such Party of any other night or remedy hereunder, or which such Party is entitled by law to enforce. Each Party may waive any obligation of, or restriction upon the other Party under this Agreement only in writing. No failure, refusal, neglect, waiver, forbearance, or omission of either Party to exercise any right under this Agreement or to insist upon full compliance by the other with its obligations hereunder shall constitute a waiver of any provision of this Agreement nor shall it impair the exercise of any such right or of any other right to which it is entitled.

6.17 Force Maieure Event. Neither Party shall be liable in damages to the other Party for any act, omission or circumstances occasioned by or in consequence of any force majeure events, including acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy or terrorists, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, explosions or accidents to machinery or wells or lines of pipe, line or well freeze-ups, inability to obtain or unavoidable delay in obtaining materials, supplies, equipment, permits or labor to perform or comply with any obligations or conditions of an agreement, inability to obtain access to rights-of-way, the binding order of any court or governmental authority which has been resisted in good faith by all reasonable means, or any other act, omission or circumstances occasioned by or in consequence of any other cause, whether of the kind herein enumerated, or otherwise, beyond the reasonable control of and without the fault or negligence of the affected Party. The Party experiencing a force majeure event shall give prompt written notice of the force majeure event, its expected duration, and its termination to the other Party. The suspension of performance shall be no longer than the duration of the force majeure event.

LSP Energy Limited Partnership
June 23, 1998
Page 13

If the foregoing correctly reflects your understanding of our agreement, please evidence your acceptance in the space provided below and return both originals to the attention of the undersigned (Suite E-619). The Agreement will then be presented to Tennessee's management for acceptance and execution. This letter shall not constitute an offer by Tennessee, and shall only become a Contract after it is accepted by Tennessee upon execution by a Tennessee Officer or duly appointed "Agent and Attorney-in-fact." Upon such acceptance and execution by Tennessee, a fully executed original will be returned for your retention. In the event the Agreement is not executed within ninety (90) days after the date of submission, the terms and conditions set forth herein shall become null and void.

                                                 Very truly yours,


                                                 TENNESSEE GAS PIPELINE
                                                 COMPANY

                                                 /s/ Tommy R. Fadal
                                                 -----------------------
                                                 Tommy R Fadal
                                                 Senior Contract Analyst


            AGREED TO AND ACCEPTED THIS 24th DAY OF July, 1998.
                                        ----        ----    --
                      TENNESSEE GAS PIPELINE COMPANY

By:/s/ Wiaston A. Johnson
   -----------------------------
Name: Wiaston A. Johnson II
      --------------------------
Title: Vice President
       -------------------------


          AGREED TO AND ACCEPTED THIS 17th DAY OF July, 1998.
                                      ----        ----    --
                 LSP ENERGY LIMITED PARTNERSHIP
          BY: LSP ENERGY, INC., ITS GENERAL PARTNER

By: /s/ Paul G. Thessen
    ---------------------------
Name: Paul G. Thessen
    ---------------------------
Title: Assistant Vice President
    ---------------------------

                                 EXHIBIT "B"
                                 -----------
                    TENNESSEE GAS MEASUREMENT DEPARTMENT
                OPERATION/MAINTENANCE POLICY FOR NEW FACILITIES

                                    -----

                                  OPERATIONS
                                  ----------

BY TENNESSEE:
-------------
  1) Volume and gas quality (BTU) determination
     a) Electronic Custody Transfer:
        - chromatographs or samplers and gas analysis
        - electronic instrumentation (flow computer, xducers, etc.)
     b) If Conventional Measurement:
        - chart integration and gas analysis
        - supply of charts
        - supply of envelopes
  2) Facility inspections and calibration tests
  3) Plate changes
  4) Flow/volume control
  5) Hot taps

BY CUSTOMER:
------------
  1) Chart changing, if utilized temporarily
  2) Pressure regulation, over-pressure protection
  3) Heating facilities
  4) Plate changes
  5) Interconnecting pipeline


                                  MAINTENANCE
                                  -----------

BY TENNESSEE:
-------------
  1) Additional orifice plates (the complete initial set to be furnished by customer)
  2) Minor repairs
     - ink and inking systems
     - linkages
     - instrument valves
  3) Hot taps

BY CUSTOMER:
------------
  1) Repair or replacement of major equipment
     - valves
     - orifice fittings
     - valve actuators
     - recorder bellows
     - etc.
  2) General site upkeep
     - building
     - painting
     - yard and fences
     - security
     - all-weather access road
     - etc.
  3) Interconnecting pipeline

* Tennessee will ALWAYS operate and maintain Tennessee-installed electronic equipment.